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                                                                   EXHIBIT 10.8

                              ELASTIC NETWORKS INC.
                         COMPENSATION CONTINUATION PLAN


     This Elastic Networks Inc. Compensation Continuation Plan ("Plan") is hereby effective as of the 26th day of May, 1999, by Elastic Networks Inc., a Delaware corporation ("Employer" or the "Company"), for the benefit of the eligible employees described herein.

                                   WITNESSETH:

     WHEREAS, the Employees (as defined below) are currently employed by Employer; and

     WHEREAS, Employer desires to establish the Plan to provide security to the Employees in connection with their employment with the Employer in the event of a Change in Control (as defined below).

     NOW, THEREFORE, Employer hereby establishes the Plan as set forth below.

1.   DEFINITIONS.

     For purposes of this Plan:

     (a) "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

     (b) "Beneficiary" shall mean the person or entity designated by an Employee, by written instrument delivered to Employer, to receive the benefits payable under this Plan in the event of Employee's death. If an Employee fails to designate a Beneficiary, or if no designated Beneficiary survives the Employee, such death benefits shall be paid:

          (1)  to Employee's surviving spouse; or

          (2) if there is no surviving spouse, to Employee's living descendants per stirpes; or

          (3) if there is neither a surviving spouse nor living descendants, to Employee's estate.

     (c) "Cause" shall mean (i) the Employee's material breach of any provision of the Employee's employment agreement or terms of employment; (ii) a good faith finding by the Board of Directors of the Employee's dishonesty, fraud, malfeasance, gross negligence or willful misconduct with respect to the Employer or its Affiliates; (iii) the Employee's continued failure to satisfactorily perform his duties with the Employer, to follow the lawful direction (consistent with the Employee's duties) of the Board of Directors or any Person to whom the Employee reports or to follow the established and lawful policies, procedures and rules of the Employer (other than any such failure resulting from incapacity due to mental or physical illness or injury that is certified by a physician to the satisfactory of the Employer); or (iv) Employee's indictment for (or similar finding of probable cause with respect to the Employee's commission of) or conviction of, or the Employee's entry of a pleading of guilty or nolo contendre


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          to, a crime involving moral turpitude or a felony (other than an offense based solely on a traffic violation). With respect to clauses
          (ii) and (iii) above, prior terminating the Employee for Cause, the Board of Directors shall deliver a written notice to the Employee stating in reasonable detail the facts and circumstances regarding the Employee's offense or failure and provide the Employee with sixty (60) days to correct such offense or failure; provided, however, that no such notice shall be required, and the Board of Directors may immediately terminate the Employee for Cause, if the Board of Directors in good faith determines that the Employee's offense or failure is or is likely to be immediately or materially injurious to the Employer or its Affiliates or the Employee has previously received a written notice of an offense or failure under clause (ii) or (iii) above in the twelve (12) month period immediately preceding the occurrence of the offense or failure at issue. The Employee shall not participate in the Board of Director's determinations regarding Cause with respect to the Employee even if the Employee is a member of the Board of Director's. The Employee shall be considered to have been discharged for Cause if the Company determines, within 30 days after the Employee's resignation, that discharge for Cause was warranted, as determined by the Company, which determination shall be conclusive.

     (d) A "Change in Control" shall be deemed to take place on the occurrence of any of the following events after the adoption of the Plan:

          (1) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

          (2) any sale of all or substantially all of the assets of the Company; or

          (3)  the complete liquidation of the Company.

          Notwithstanding the foregoing, the election of any Purchaser
          (as defined in the Right of First Offer and Co-Sale Agreement, dated as of May 1999 and as amended from time to time, by and among the Company, Nortel Networks Inc. ("Nortel Networks") and the persons and entities listed on Exhibit A thereto (the "Right of First Offer Agreement") to sell its Shares (as defined in the Right of First Offer Agreement) to Nortel Networks pursuant to Section 6 of the Right of First Offer Agreement, and the purchase of any such Shares by Nortel Networks, shall not be deemed to be a Change in Control.

     (e) "Disability" shall mean an individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. An individual shall not be considered to be permanently and totally disabled unless he furnishes proof to the Company.

     (f) "Employee" shall mean a common-law employee (whether or not an officer) of Employer or an Affiliate who is compensated on a salaried basis and whom


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          the Board of Directors of the Employer selects to participate in and be covered under the Plan.

     (g) "Good Reason" shall mean a reduction of 20% or more in the annual Total Target Compensation for which the Employee is eligible or, with respect to the Employees who are employed in the position of Vice President or higher, assignment to job responsibilities which are not substantially equivalent in the aggregate tot those responsibilities to which they were assigned prior to the Change in Control.

     (h) "Notice Period" shall mean the ninety (90) calendar day period immediately following the date on which the Employer receives the Employee's written notice of his intent to terminate employment with the Employer.

     (i) "Retirement Plan" shall mean any qualified or supplemental employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently made available by Employer or an Affiliate in which Employee participates.

     (j) "Severance Period" shall mean the period beginning on the date an Employee's employment with the Employer or an Affiliate terminates under the circumstances described in Section 2(a) and ending on the date 12 months thereafter.

     (k) "Total Target Compensation" shall mean annual base salary plus target short term incentive compensation payable at 100% Employee performance level whether sales incentive, bonus or otherwise.

     (l) "Welfare Plan" shall mean any health and dental plan, disability plan, survivor income plan, life insurance plan or similar plan, as defined in Section 3(1) of ERISA, currently made available by Employer or an Affiliate in which an Employee participates.

2.   BENEFITS UPON TERMINATION OF EMPLOYMENT.

     (a) The following provisions will apply if and only if, at any time within one year after a Change in Control occurs, (i) the employment of an Employee with Employer is terminated by Employer for any reason other than Cause, Disability or death, or (ii) the Employee voluntarily terminates his employment with Employer for Good Reason.

          (1) Employer shall continue to pay Employee during the Severance Period his normal Total Target Compensation on a monthly basis in arrears consistent with normal payroll practices and subject to all applicable withholdings and employment taxes.

          (2) Employer shall pay or reimburse Employee during the Severance Period for the monthly COBRA premiums for healthcare and dental continuation coverage for Employee, Employee's spouse and Employee's dependents to the extent Employee, Employee's spouse or Employee's dependents, as applicable, are entitled to COBRA continuation coverage under the health and dental plan of the Employer as then in effect, grossed-up, at the maximum federal, state and local tax rates to the extent such payment or


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               reimbursement is includable in the Employee's income for federal, state and local income tax purposes.

               (3) The Employee or his Beneficiary, or any other person entitled to receive benefits with respect to the Employee under any Retirement Plan, Welfare Plan, or other plan or program maintained by Employer in which Employee participates at the date of termination of employment, shall receive any and all benefits accrued under any such Retirement Plan, Welfare Plan or other plan or program to the date of termination of employment, the amount, form and time of payment of such benefits to be determined by the terms of such Retirement Plan, Welfare Plan, or other plan or program.

     (b) If the employment of an Employee with Employer and all Affiliates is terminated by Employer or such Affiliates or by the Employee other than under the circumstances set forth in Section 2(a), the Employee's compensation shall be paid through the date of his termination, and Employer shall have no further obligation with respect to the Employee under this Plan. Such termination shall have no effect upon an Employee's other rights, including but not limited to rights under any Retirement Plan, Welfare Plan or other plan or program in which Employee participates.

     (c) Notwithstanding anything herein to the contrary, in the event that, at any time within one year after a Change in Control occurs, Employer or an Affiliate terminates the employment of an Employee for Cause, Employer or such Affiliate shall give the Employee at least 30 days' prior written notice specifying in detail the reason or reasons for the Employee's termination.

     (d) This Section 2 shall have no effect, and Employer shall have no obligations hereunder with respect to, an Employee whose employment terminates for any reason at any time other than within one year after a Change in Control under the circumstances described above.

     (e) The Employer that employs the Employee on his last day of employment will fund the payments to be made under the Plan to such Employee from its general assets.

3.   RELEASE AND SETOFF.

     Notwithstanding any other provision of this Plan, payments shall be made under the Plan to any Employee or his Beneficiary only after the Employee executes a release and waiver containing such terms and conditions as the Employer and its Affiliates may reasonably require, including non-solicitation, non-competition and confidentiality provisions. The Employer and its Affiliates may reduce and set-off any payments to or with respect to an Employee pursuant to this Plan by any amount the Employee or his Beneficiary may owe to Employer or any Affiliate.

4.   DEATH.

     If an Employee's employment with Employer and all Affiliates terminates under circumstances described in Section 2(a), then upon the Employee's subsequent death, all unpaid amounts payable to the Employee under Section 2(a)(1) shall be paid to his Beneficiary. Any


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death benefits owing under Section 2(a)(2) shall be paid as specified by the applicable Retirement Plan, Welfare Plan or other plan or program.

5.   CLAIM FOR BENEFITS.

     (a) In the event that an Employee desires to make a claim with respect to any benefits provided hereunder, the Employee shall submit such claim to the officer of the Employer that the Employer designates to receive claims. Any claim with respect to any of the benefits provided under the Plan shall be made in writing within 30 days of the event that the Employee is asserting constitutes an entitlement to such benefits. Failure by the Employee to submit his claim within the 30-day period shall bar the Employee from any claim for benefits under the Plan as a result of the occurrence of such event.

     (b) In the event that a claim of an Employee is wholly or partially denied, the Employee or his duly authorized representative may appeal the denial of the claim to the Board of Directors of the Employer or to any committee that such a Board of Directors designates at any time within 90 days after the Employee receives written notice from the Employer of the denial of the claim. In connection therewith, the Employee or his duly authorized representative may request a review of the denied claim, may review pertinent documents, and may submit issues and comments in writing. Upon receipt of an appeal, the Board of Directors or such designated committee shall make a decision with respect to the appeal and, not later than 60 days after receipt of such request for review, shall furnish the Employee with the decision on review in writing, including the specific reasons for the decision written in a manner calculated to be understood by the Employee, as well as specific references to the pertinent provisions of the Plan upon which the decision is based.

6.   ADMINISTRATION OF THE PLAN.

     The Employer shall interpret and administer the Plan. The Employer shall establish rules for the administration of the Plan. The Employer shall have the discretionary authority to construe the terms of the Plan and shall determine all questions arising in its administration, interpretation and application, including those concerning eligibility for benefits. All determinations of the Employer shall be final and binding on all Employees and Beneficiaries. The Employer may appoint a committee or an agent or other representative to act on its behalf and may delegate to such committee or agent or representative any of its powers hereunder. Any action that such committee or agent or representative takes shall be considered to be the action of the Employer, when the committee or agent or representative is acting within the scope of the authority that the Employer delegated to it, and the Employer shall be responsible for all such actions.

7.   EMPLOYEE ASSIGNMENT.

     No interest of any Employee, his spouse or any Beneficiary, under this Plan, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the


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Employee or his spouse or Beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

8.   BENEFITS UNFUNDED.

     All rights under this Plan of the Employees and their spouses and Beneficiaries, shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of Employer or any Affiliate for payment of any amounts due hereunder. The Employees, their spouses and Beneficiaries shall have only the rights, if any, of general unsecured creditors of Employer and its affiliates and associates.

9.   APPLICABLE LAW.

     This Plan shall be construed and interpreted pursuant to the laws of the State of Delaware.

10.  NO EMPLOYMENT CONTRACT.

     Nothing contained in this Plan shall be construed to be an employment contract between an Employee and Employer or any Affiliate.

11.  SEVERABILITY.

     In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.

12.  SUCCESSORS.

     The Plan shall be binding upon and inure to the benefit of Employer, its Affiliates, the Employees and their respective heirs, representatives and successors.

13.  AMENDMENT AND TERMINATION.

     Employer shall have the right to amend the Plan from time to time and may terminate the Plan at any time; provided that after a Change in Control occurs
(i) no amendment may be made that diminishes any Employee's rights following such Change in Control and (ii) the Plan may not be terminated.

14.  NOTICE.

     Notices under this Plan shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other party by written notice:



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     If to Employer:

             Elastic Networks Inc.
             6120 Windward Parkway
             Suite 100
             Alpharetta, Georgia  30005
             Attention:  Mr. Kevin D. Elop

     If to an Employee:

             The address last indicated on the records of Employer.

15.  EXCISE TAXES.

     Despite any other provisions of this Plan to the contrary, if the receipt of any payments (including accelerated vesting) under this Plan would subject an Employee to tax under Code Section 4999, the Employer may determine whether some amount of payments (including accelerated vesting) would meet the definition of a "Reduced Amount." If the Employer determines that there is a Reduced Amount, the total payments to the Employee hereunder must be reduced to such Reduced Amount, but not below zero. If the Employer determines that the payments must be reduced to the Reduced Amount, the Employer must promptly notify the Employee of that determination, with a copy of the detailed calculations by the Employer. All determinations of the Employer under this Section 15 are binding upon the Employee. It is the intention of the Employer and the Employee to reduce the payments under this Plan only if the aggregate Net After Tax Receipts to the Employee would thereby be increased. If as result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Employer under this Section 15, however, it is possible that amounts will have been paid under the Plan to or for the benefit of a Employee which should not have been so paid ("Overpayment") or that additional amounts which will not have been paid under the Plan to or for the benefit of a Employee could have been so paid ("Underpayment") - in each case, consistent with the calculation of the Reduced Amount. If the Employer, based either upon the assertion of a deficiency by the Internal Revenue Service against the Employer or the Employee which the Employer believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan which the Employee must repay to the Employer together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by Employee to the Employer if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Code Section 1, 3101 or 4999 or generate a refund of such taxes. If the Employer, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Employer must promptly notify the Employee of the amount of the Underpayment, which then shall be paid to the Employee. For purposes of this section, (i) "Net After Tax Receipt" means the Present Value of a payment under this Plan net of all taxes imposed on Employee with respect thereto under Code Sections 1, 3101 and 4999, determined by applying the highest marginal rate under Code section 1 which applied to the Employee's taxable income for the immediately preceding taxable year; (ii) "Present Value" means the value determined in accordance with Code Section 280G(d)(4); and (iii) "Reduced Amount" means the smallest aggregate amount of all payments under this Plan which (a) is less than the sum of all payments under this Plan and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments under this Plan were any other amount less than the sum of all payments to be made under this Plan.


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16.  MISCELLANEOUS.

     (a) The failure of the Employer to enforce any provisions of the Plan shall in no way be construed to be a waiver of those provisions, nor in any way effect the validity of the Plan or any part thereof, or the right of the Employer thereafter to enforce such provision.

     (b) The benefits provided under this Plan shall be reduced or offset by any other payments or benefits that the Employee may receive from the Employer or any Affiliate pursuant to any agreement between the Employee and the Employer or an Affiliate, or any other compensation plan or arrangement, unless such agreement otherwise provides. The benefits that this Plan provides shall not be reduced or offset by any other payments or benefits that the Employee may receive from any other third party or other employer after the termination of the Employee's employment with the Employer or any Affiliate.

     (c) Whenever any benefits become payable under the Plan, the Employer and its Affiliates shall have the right to withhold such amounts as are sufficient to satisfy any applicable federal, state or local withholding, tax or similar requirements.

     IN WITNESS WHEREOF, Employer has caused this instrument to be executed in its name by its duly authorized officer, all as of the day and year first above written.

                                            ELASTIC NETWORKS INC.


                                            By:
                                               --------------------------------
                                            Title:
                                                  -----------------------------



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                              ELASTIC NETWORKS INC.
                         COMPENSATION CONTINUATION PLAN
                            SUMMARY PLAN DESCRIPTION


NAME OF PLAN:

Elastic Networks Inc. Compensation Continuation Plan


NAME, ADDRESS, AND TELEPHONE NUMBER OF SPONSOR AND PLAN
ADMINISTRATOR:

Elastic Networks Inc. ("Employer")

--------------------------------------

--------------------------------------
(   )    -
 ---  ------------

The Employer administers the Plan.


EMPLOYER IDENTIFICATION NUMBER:

    -
---   -------------

PLAN NUMBER ASSIGNED TO THIS PLAN:

50
   -----

EFFECTIVE DATE:

                           , 2000
--------------------------

PLAN YEAR:

Calendar year


FISCAL YEAR FOR MAINTAINING PLAN RECORDS:

Calendar Year


TYPE OF WELFARE PLAN:

The Plan is a severance pay plan that provides benefits to certain employees in the event of termination of their employment due to certain specified reasons.


TYPE OF ADMINISTRATION OF THE PLAN:

The Employer administers the Plan as described in Section 6.



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PROVISIONS FOR ELIGIBILITY REQUIREMENTS:

The Plan generally describes eligibility requirements in Section 2.


DESCRIPTION OF PLAN BENEFITS:

The Plan generally describes conditions for payment of benefits and the amount of such benefits in Section 2.


SOURCES OF CONTRIBUTIONS TO THE PLAN AND FUNDING MEDIUM:

The general assets of the Employer or the Affiliate that employs Employee shall fund the severance pay from the Plan.


PROCEDURES FOR PRESENTING CLAIMS AND REDRESS OF DENIED CLAIMS:

Section 5 provides detailed instructions for filing a claim and redress of a denied claim.


AGENT FOR SERVICE OF PROCESS:

Elastic Networks Inc.

------------------------------

------------------------------
Attn.:
      ------------------------

In addition to the agent listed above, service of process may be made upon the Employer itself.


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                             YOUR RIGHTS UNDER ERISA


The following statement is required by law to be included in this Summary Plan
Description:

As a participant in the Elastic Networks Inc. Compensation Continuation Plan (the "Plan") you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
ERISA provides that all Plan participants shall be entitled to:

         Examine, without charge, at the Employer's office and at other specified locations, such as worksites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

         Obtain copies of all Plan documents and other Plan information upon written request to the Employer. The Employer may make a reasonable charge for the copies.

         Receive a summary of the Plan's annual financial report. The Employer is required by law to furnish each Employee with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called fiduciaries, have a duty to do so prudently and in the interest of you and other Plan participants. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way solely in order to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Employer to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Employer. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your Plan, you should contact the Employer. If you have any questions about this statement or about your rights under ERISA, you can contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.